EXHIBIT 99.1
Spirit Airlines Reports November 2014 Traffic

MIRAMAR, FL (December 8, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for November 2014.

Traffic (revenue passenger miles) in November 2014 increased 15.7 percent versus November 2013 on a capacity (available seat miles) increase of 17.9 percent. Load factor for November 2014 was 82.1 percent, a decrease of 1.6 points compared to November 2013. Spirit's preliminary completion factor for November 2014 was 99.5 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended November 30, 2014 and 2013.

	November 2014	November 2013	Change
Revenue passenger miles (RPMs) (000)	1,198,134	1,035,709	15.7%
Available seat miles (ASMs) (000)	1,459,670	1,237,911	17.9%
Load factor	82.1%	83.7%	(1.6) pts
Passenger flight segments	1,195,962	1,034,388	15.6%
Average stage length (miles)	988	1,000	(1.2)%
Total departures	9,047	7,710	17.3%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	12,843,585	10,882,970	18.0%
Available seat miles (ASMs) (000)	14,811,760	12,588,786	17.7%
Load factor	86.7%	86.4%	0.3 pts
Passenger flight segments	12,985,428	11,302,604	14.9%
Average stage length (miles)	979	953	2.7%
Total departures	93,212	82,401	13.1%

Fourth Quarter 2014 and First Quarter 2015 Guidance
Thanksgiving bookings were strong and forward bookings for the peak holiday season in December also look strong.   However, since late October there has been compression in the fare structure for close-in bookings believed to be driven by the industry’s willingness to trade lower fuel prices for lower fares.  The Company has also noticed some dilutive pricing arising from the change in capacity related to the expiration of the Wright Amendment.  Given these changes, the Company expects its fourth quarter adjusted operating margin to be between 18.0 and 19.0 percent.  This estimated range assumes a fourth quarter economic fuel cost per gallon of $2.60 and that adjusted CASM ex-fuel is down about 1 percent year over year, which is better than the Company's previous guidance due in part to an expected litigation settlement.   Based on the current pricing environment, the Company still estimates its adjusted operating margin guidance for the first quarter 2015 will be about 20 percent.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 300 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the fourth quarter 2014 and first quarter 2015, including expectations regarding operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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